Exhibit 10.2

EMPLOYMENT AGREEMENT

     This Agreement is made as of July 21, 2003, between Gannett Co., Inc., a Delaware corporation (“Gannett”), and Douglas H. McCorkindale (“McCorkindale”).

     This Agreement is intended to supersede an employment agreement between the parties dated January 1, 2001. The 2001 agreement was intended to cover McCorkindale’s employment by Gannett through his normal retirement date of July 1, 2004. Gannett desires to retain McCorkindale’s services for a period of 24 months beyond his normal retirement date, and McCorkindale is willing to make his services available for this two-year extension period.

     Gannett and McCorkindale therefore agree as follows:

     1.     Employment. Gannett hereby continues the employment of McCorkindale as its Chairman, President, and Chief Executive Officer as of the date first set forth above or in such other senior executive position as the Board of Directors and McCorkindale shall mutually agree upon. McCorkindale hereby accepts the employment specified herein, agrees to perform, in good faith, the duties, consistent with his position, prescribed by the Board of Directors, abide by the terms and conditions described in this Agreement and to devote his full working time and best efforts to Gannett. These obligations shall not restrict McCorkindale from engaging in his customary activities as a director or trustee of other business or not-for-profit organizations. Gannett agrees to nominate McCorkindale for election to the Board as a member of the management slate at each annual meeting of stockholders during his employment hereunder at which McCorkindale’s director class comes up for election. McCorkindale agrees to serve on the Board if elected.

     2.     Term of Employment. The term of employment under this Agreement shall commence on the date first set forth above and shall extend until June 30, 2006, provided that the parties may agree to one or more one year extensions of this Agreement commencing on July 1, 2006, and each July 1 thereafter. This Agreement shall be deemed to have been extended by the parties after July 1, 2006 for an indefinite number of one year extensions until either party gives notice, no less than 90 days prior to July 1, 2006 or an anniversary thereof, whichever may be relevant, of an unwillingness to extend for another year.

     3.     Compensation. During the term of McCorkindale’s employment, Gannett shall pay him a base salary at the rate of $1,600,000 per annum or such greater amount as the Executive Compensation Committee shall determine. Such salary shall be payable in accordance with Gannett’s standard payroll practices for senior executives. Gannett may pay McCorkindale a bonus in such amount and at such time or times as the Executive Compensation Committee shall determine.

     4.     Reimbursement for Expenses. McCorkindale shall be expected to incur various reasonable business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Gannett. Gannett shall reimburse McCorkindale for such expenses from time to time, at McCorkindale’s request, and McCorkindale shall account to Gannett for such expenses.

     5.     Termination of Agreement by Gannett.

(a) Gannett shall have the right to terminate this Agreement under the following circumstances:

(i) Upon the death of McCorkindale.

(ii) Upon notice from Gannett to McCorkindale in the event of an illness or other disability which has incapacitated him from performing his duties for six months as determined in good faith by the Board.

(iii) For good cause upon notice from Gannett. For this purpose, “good cause” means (1) any material misappropriation of funds or property of Gannett by McCorkindale; (2) unreasonable (and persistent) neglect or refusal by McCorkindale to perform his duties as provided in Section 1 hereof and which he does not remedy within thirty days after receipt of written notice from Gannett; (3) the breach by McCorkindale of any provision of Sections 10 or 14 if such breach has had or is likely to have a material adverse affect on the business or financial condition of Gannett; (4) conviction of McCorkindale of a felony; or (5) McCorkindale’s voluntary resignation as an employee of Gannett without the prior written consent of Gannett.

(b) If this Agreement is terminated pursuant to Section 5(a) above, McCorkindale’s rights and Gannett’s obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

(c) If this Agreement is terminated pursuant to Section 5(a)(i) or (ii) hereof, McCorkindale or, in the case of death, his estate shall be entitled to receive a cash payment equal to the present value (based on Gannett’s then current cost of borrowing) of his projected salary and bonuses (prior to any elective deferrals or any other deductions) and the deemed value of all fringe benefits for the balance of the term of this Agreement, payable within 30 days of the date of termination. For this purpose, projected salary and bonuses shall be determined by assuming that annual percentage increases in future calendar years will equal the average annual percentage increase in salary and bonus over the three calendar years preceding the year of determination. The deemed value of fringe benefits in any calendar year shall equal five percent of such year’s salary (actual or projected as the case may be) plus the aggregate amount of club dues (not counting dues for the Robert Trent Jones Golf Club to the extent this membership is continued under Section 9) and home security charges paid by Gannett on McCorkindale’s behalf in the calendar year prior to the year of termination.

(d) Whenever compensation is payable to McCorkindale hereunder during a time when he is partially or totally disabled, and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from Gannett or from its insurer under the terms of the Gannett long-term disability plan, or any successor Gannett plan or policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto.

(e) The failure of this Agreement to be renewed on July 1, 2006 or on any July 1 thereafter shall not be considered as a termination of the Agreement under this Section.

     6.     Termination of Agreement by McCorkindale

(a) McCorkindale shall have the right to terminate his employment under this Agreement for “good reason” upon 30 days’ notice to Gannett given within 90 days following the occurrence of any of the following events, each of which shall constitute a “good reason” for such termination:

(i) McCorkindale is not elected or retained as President and Chief Executive Officer (or such other senior executive position as McCorkindale may have agreed to serve in) and a director of Gannett.

(ii) Gannett acts to materially reduce McCorkindale’s duties and responsibilities hereunder.

(iii) McCorkindale is required to report to anyone other than Gannett’s Board of Directors.

(iv) Gannett acts to change the geographic location of the performance of McCorkindale’s duties from the Washington, D.C. Metropolitan area.

(b) The failure to renew this Agreement on July 1, 2006, or on any July 1 thereafter shall not be considered as a termination of the Agreement under this Section.

     7.     Consequence of Termination or of a Breach by Gannett. If this Agreement is terminated by McCorkindale pursuant to Section 6 hereof, or by Gannett for any reason other than the reasons specified in Section 5(a), or if Gannett shall terminate McCorkindale’s employment under this Agreement in any other way that constitutes Gannett’s breach of this Agreement, the following shall apply:

(a) McCorkindale shall be paid all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses required to be reimbursed under this Agreement; and

(b) McCorkindale shall receive a cash payment equal to the greater of (1) McCorkindale’s total compensation in the year preceding the year of termination (comprised of salary, bonuses and the value of all fringe benefits and deferred compensation) or (2) the present value (based on Gannett’s then current cost of borrowing) of McCorkindale’s projected salary and bonuses (prior to any elective deferrals or any other deductions) and the deemed value of all fringe benefits for the balance of the term of this Agreement, payable within 30 days of the date of termination. For this purpose, projected salary and bonuses shall be determined by assuming that annual percentage increases in future calendar years will equal the average annual percentage increase in salary and bonus over the three calendar years preceding the year of determination. The deemed value of fringe benefits in any calendar year shall equal five percent of such year’s salary (actual or projected as the case may be) plus the aggregate amount of club dues (not counting dues for the Robert Trent Jones Golf Club to the extent this membership is continued under Section 9) and home security charges paid by Gannett on McCorkindale’s behalf in the calendar year prior to the year of termination. If McCorkindale has received a change in control payment under Section 11(a)(i), the amount determined under the preceding sentences of this Section 7 shall be reduced (but not below zero) by the amount paid to McCorkindale under Section 11(a)(i); and

(c) McCorkindale shall have his benefits under any non-qualified supplemental retirement plan calculated by assuming his termination date were the normal expiration date of this Agreement and by taking into account the full service and compensation (projected for years after termination as specified in Section 5(c)) that he would have had if he had in fact continued to work until the expiration of this Agreement; and

(d) McCorkindale shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which Gannett may have against McCorkindale, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned as a result of McCorkindale’s employment with another employer.

     8.     Post-Termination Consulting Services. Upon the expiration or termination of his employment for any reason, Gannett shall retain McCorkindale for a period of five years to perform consulting services at the request of the then Chief Executive Officer of Gannett. Such services shall be performed at a time and place mutually convenient to both parties and with a time commitment that is consistent with McCorkindale’s other activities. For such services, McCorkindale shall be paid $150,000 per year in advance at the beginning of each year of his retirement. Gannett shall also reimburse McCorkindale, upon the receipt of appropriate documentation, for reasonable expenses which he incurs in providing consulting services at the request of the Chief Executive Officer, or which he incurs at the request of Gannett because of his position as a retired executive officer of Gannett.

     9.     Miscellaneous Additional Benefits.

(a) Pre-Retirement. McCorkindale shall be entitled to receive during his period of active full-time employment with Gannett the following benefits:

• Customary Executive Benefits. All benefits, facilities or privileges, in comparable amounts and under comparable terms and conditions, as are made available during such period to any other senior executive of Gannett other than sign-on bonuses and similar one-time benefits, provided that in no event shall the benefits be less favorable than the benefits McCorkindale receives on the effective date of this Agreement.

• Stock Options. All Gannett stock options granted to McCorkindale after the date first set forth above shall become fully vested within four years from the date of grant, and will continue to vest after McCorkindale’s termination of employment and shall remain exercisable until the fourth anniversary of McCorkindale’s termination of employment.

• Retention Agreement; Restricted Stock. The Executive Compensation Committee has determined that, due to McCorkindale’s unique ability to contribute to the success of the Company, it is highly desirable and in the best interests of the Company’s shareholders to obtain McCorkindale’s services as Chairman, President and Chief Executive Officer for at least two years beyond his normal retirement date of July 1, 2004. In order to obtain his agreement to serve for that extended period of employment and to defer his retirement for at least two years, the Executive Compensation Committee has determined to award McCorkindale restricted stock units relating to Gannett Common Stock. (1) If McCorkindale remains in Gannett’s employ on July 1, 2004, he shall receive a restricted stock unit award that will vest with respect to 1,603 shares of Gannett common stock per month for a 12-month period commencing on July 1, 2004. Upon vesting, McCorkindale’s account under the Gannett Deferred Compensation Plan shall be credited based upon fair market value of the shares at the time of vesting. (2) If he remains in Gannett’s employ on July 1, 2005, he shall receive a restricted stock unit award that will vest with respect to 1,603 shares of Gannett common stock per month for a 12-month period commencing on July 1, 2005. Upon vesting, McCorkindale’s account under the Gannett Deferred Compensation Plan shall be credited based upon fair market value of the shares at the time of vesting. Any portion of the restricted stock unit grants remaining unvested shall be forfeited upon McCorkindale’s termination of employment for any reason. Payment of amounts credited to Gannett’s Deferred Compensation Plan pursuant to this Section 9(a) shall be made on or after the January 1 following

McCorkindale’s actual retirement in such form of payment as McCorkindale may elect in accordance with the terms of the Deferred Compensation Plan.

(b) Post-Retirement. After McCorkindale ceases full-time active employment (whether before or after reaching his normal retirement date) for any reason other than good cause as defined in Section 5(a)(iii)(5), he shall receive all benefits afforded to other retired Gannett Chief Executive Officers and, in accordance with company policies, to other retired executive officers generally. Whether or not they may be provided to other retired Chief Executive Officers or senior executives under the preceding sentence, Gannett shall provide McCorkindale with the following benefits for the remainder of his life:

• Gannett shall continue to maintain the active membership in the Robert Trent Jones Golf Club that McCorkindale currently enjoys and permit McCorkindale to continue enjoying its sole use for his life.

• All computer and other equipment in his office or home that McCorkindale uses at the time of his retirement shall be transferred to him when he retires. He shall be provided computer system assistance as may be required.

• Cars and financial planning services under no less favorable circumstances than those provided to McCorkindale prior to retirement.

• Reasonable access to Gannett offices, facilities and services.

• Due to the two year extension of his employment, the Company is obligated to provide him additional life insurance benefits under its existing life insurance program at a cost to the Company of approximately $150,000. Gannett will make available to him this sum of $150,000 for his use in acquiring other benefits, before or after retirement, in addition to those benefits otherwise provided to him under this Agreement or by other Gannett benefit policies covering him. He may use this sum for any benefits of his choosing, whether otherwise offered by Gannett or not, including additional life insurance, travel or accident insurance or other insured benefits coverage, enhanced medical coverage, Healthworks fees, post-retirement use of Gannett aircraft at the then-incremental hourly rate and at times not inconveniencing Gannett, enhanced financial and legal counseling services, and health or country club expenses.

     10.     Restrictive Covenant. McCorkindale agrees that during his employment hereunder and for as long as he receives post-termination consulting fees under Section 8, he will not, without the written consent of Gannett, as a principal, officer, director, stockholder (except as the owner of less than 5% of the stock of a company whose stock is publicly traded), partner, employee or in any other capacity whatsoever, engage in or become associated with, or advise or assist, any business or enterprise which is engaged in providing any goods or services that are competitive with any goods or services that are or may at any time be offered by Gannett. For the purposes of this Section 10, a business or enterprise shall be deemed to be engaged in providing goods or services that are competitive with any goods or services offered by Gannett if the Board of Directors of Gannett so determines. It is agreed that Gannett’s sole remedy in the event of McCorkindale’s breach of this Section 10 shall be the termination of all compensation otherwise payable to McCorkindale under Sections 3, 4 or 8 with respect to the period of time after such breach.

     11.     Change in Control.

(a) In general. Upon a change in control, as defined below, prior to McCorkindale’s termination of employment as an employee, Gannett shall

(i) pay McCorkindale as of the date of the change in control a lump sum cash bonus equal to four times his total annual compensation (comprised of salary and bonuses prior to any elective deferrals or any other deductions and the deemed value of all fringe benefits as determined in Section 5(c)) paid in the calendar year immediately preceding the change in control, such payment to be in lieu of the cash payments payable under Section 7(b).

(ii) treat, to the extent allowed without the need of plan amendment, all incentive pay, stock options and any other contingent executive compensation in which McCorkindale has an interest as if all targets were achieved on the date of the change in control and as if all otherwise unvested benefits became fully vested on such date. If any of such benefits requires action by McCorkindale to exercise his rights under such benefits, McCorkindale shall be given the greater of 90 days following the change in control or the period of time permitted under the relevant plan to exercise his rights, but in no event shall any stock option be exercisable more than 10 years (or such lesser period as may be prescribed by the Internal Revenue Code for tax-favored stock options) after the date of its grant.

(iii) make available to McCorkindale the retiree benefits specified in Section 9(b).

For purposes of this Agreement, the term “change in control” has the same meaning given it under Gannett’s Transitional Compensation Plan, as amended (or any successor plan) (the “Transitional Compensation Plan”) provided that a management buyout under the terms of which Gannett ceases to be a public company shall not be considered as a change in control under this Agreement.

(b) Timing of Payment. Any cash or in-kind payments due as of the date of the change in control shall be paid to McCorkindale as soon as administratively practicable (but in no event later than 30 days) following the change in control.

     12.          Certain Additional Payments by Gannett.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment made to or benefit provided to McCorkindale pursuant to the terms of this Agreement or any other plan, arrangement or agreement of Gannett or a person affiliated with Gannett (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any similar federal, state or local tax that may hereafter be imposed (such excise tax, together with any associated interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Gannett shall pay to McCorkindale an additional payment (the “Gross-Up Payment”) in an amount such that after payment by McCorkindale of all taxes (including federal, state and local income taxes, employment taxes, Excise Tax, and any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, McCorkindale retains a net amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. It is the intention of the parties that Gannett provide McCorkindale with a full tax gross-up under the provisions of this Section 12(a) so that on a net after-tax basis, the result to McCorkindale shall be the same as if the Excise Tax had not been imposed on a Payment. See Section 13(b) of the Transitional Compensation Plan, for the reduction (if any, but not below zero) of any compensation and benefits to which McCorkindale is entitled to receive under the terms of the Transitional Compensation Plan by any severance compensation and benefits received by McCorkindale under the terms of this Agreement.

(b) All determinations required to be made under Section 12(a) (including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination) shall be made by PricewaterhouseCoopers LLP, or, if PricewaterhouseCoopers LLP is not Gannett’s nationally recognized independent accounting firm immediately prior to the change in control, such other nationally recognized accounting firm serving as Gannett’s independent accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to both Gannett and McCorkindale within 10 business days of Gannett’s receipt of notice from McCorkindale that there has been a Payment or at such earlier time as is requested by Gannett. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, McCorkindale may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Gannett. Any Gross-Up Payment, as determined pursuant to Section 12(a), shall be paid by Gannett to McCorkindale within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and McCorkindale.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Gannett should have been made (the “Underpayment”) or that Gross-Up Payments will have been made that should not have been made (“Overpayments”), consistent with the calculations required to be made hereunder. In the event McCorkindale thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Gannett to or for the benefit of McCorkindale. If the Accounting Firm shall determine that an Overpayment has been made, McCorkindale shall promptly repay the amount of the Overpayment to Gannett.

     13.     Legal Expenses and Interest. If, with respect to any alleged failure by Gannett to comply with any of the terms of this Agreement, McCorkindale hires legal counsel with respect to this Agreement or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement and thereafter Gannett is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then Gannett shall indemnify McCorkindale for his actual expenses for attorneys’ fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments to McCorkindale equal such fees and disbursements.

     14.     Trade Secrets. McCorkindale agrees that unless duly authorized in writing by Gannett, he will neither during his employment by Gannett nor at any time thereafter divulge or use any trade secrets or confidential information first acquired by him during and by virtue of his employment with Gannett.

     15.     Funding. Gannett may in its discretion establish a trust to fund any of the payments which are or may become payable to McCorkindale under this Agreement.

     16.     Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and sent by registered mail to the parties.

     17.     Transferability. The rights, benefits and obligations of Gannett under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against, its successors and assigns. Whenever the term “Gannett” is used in this Agreement, such term shall mean and include Gannett Co., Inc. and its successors and assigns. The rights and benefits of McCorkindale under this Agreement shall not be transferable other than rights to property or compensation that may pass on his death to his estate or beneficiaries through his will or the laws of descent and distribution and the terms of any Gannett compensation or benefit plan.

     18.     Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.

     19.     Amendment; Waiver. This Agreement contains the entire agreement of the parties with respect to the employment of McCorkindale by Gannett and upon execution of this Agreement supersedes the Employment Agreement dated as of January 1, 2001, between Gannett and McCorkindale. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

     20.     Tax Withholding. Gannett may withhold from any payments due to McCorkindale hereunder, such amounts as its independent public accountants may determine are required to be withheld under applicable federal, state and local tax laws.

     21.     Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GANNETT CO., INC.

By:	/s/ James A. Johnson

James A. Johnson
Chairman of Executive Compensation
Committee

/s/ Douglas H. McCorkindale

Douglas H. McCorkindale